SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2004

Transkaryotic Therapies, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-21481	04-3027191

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

700 Main Street, Cambridge, Massachusetts	02139

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 349-0200

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure
Risk factors
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Ex-1.1 Underwriting Agreement
Ex-4.1 Supplemental Indenture
Ex-5.1 Opinion of Hale and Dorr LLP
Ex-99.1 Press Release dated April 28, 2004

Item 5. Other Events and Required FD Disclosure

     On April 28, 2004, Transkaryotic Therapies, Inc. (“TKT” or the “Company”) announced that it has agreed to sell $90 million principal amount of 1.25% senior convertible notes due 2011 (the “Notes”). The Company has granted to the underwriters an overallotment option to purchase an additional $10 million principal amount of the Notes within 30 days of the offering. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

     The Company filed a Registration Statement on Form S-3 (File No. 333-51772) (the “Registration Statement”) covering common stock, preferred stock, debt securities and warrants, which was declared effective by the Securities and Exchange Commission (the “Commission”) on December 21, 2000. On April 29, 2004, the Company filed with the Commission a supplement to the prospectus included in the Registration Statement (the “Prospectus Supplement”) dated April 28, 2004, relating to the issuance and sale of the Notes.

     In connection with the offering of the Notes, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with JP Morgan Securities Inc., as representative of the several underwriters, on April 28, 2004. The Company anticipates entering into an indenture with The Bank of New York, as trustee, on May 4, 2004 (a form of which was filed as an exhibit to the Registration Statement), and a supplemental indenture with the trustee on May 4, 2004, which will set forth certain terms of the Notes and include as an exhibit a form of Note (the “Supplemental Indenture”).

     In connection with the offering of the Notes and the filing of the Prospectus Supplement with the Commission, the Company is filing the Underwriting Agreement, the form of Supplemental Indenture, the form of Note and a legal opinion of Hale and Dorr LLP relating to the Notes as Exhibits 1.1, 4.1, 4.2 and 5.1, respectively, to this Current Report on Form 8-K.

     The Prospectus Supplement contains an updated description of the risks and uncertainties that could materially affect the Company’s business, financial condition and results of operations, which description is set forth below under the caption “Risk Factors.”

Risk factors

Financing risks

We have not been profitable and expect to continue to incur substantial losses.

We have experienced significant operating losses since our inception in 1988. As of March 31, 2004, our accumulated deficit was $454.8 million. We had net losses of $14.2 million in the three months ended March 31, 2004, $75.2 million in 2003, $129.8 million in 2002 and $70.2 million in 2001.

We expect that we will continue to incur substantial losses and that, until we have substantial product sales, our cumulative losses will continue to increase. We recorded $17.4 million in product sales in the three months ended March 31, 2004, $57.2 million in product sales in 2003 and $34.7 million in product sales in 2002. We expect that the losses that we incur will fluctuate from quarter to quarter and that these fluctuations may be substantial.

We may need additional financing, which may be difficult to obtain. If we do not obtain additional financing, our business, results of operations and financial condition may be adversely affected.

Our cash requirements for operating activities, financing activities and investment activities have historically exceeded our internally generated funds. We expect that our cash requirements for such activities will continue to exceed our internally generated funds until we are able to generate substantial product sales.

We expect that our existing capital resources, together with the net proceeds from the offering of the Notes, anticipated proceeds from collections on existing accounts receivable, anticipated future product sales and margins on such sales, anticipated cash payments under collaborative agreements, and interest income, will be sufficient to fund our operations into 2006 and to fund our expected purchase of the minority stockholders’ interest in our majority-owned subsidiary in Europe, TKT Europe-5S AB, for between $55 million and $65 million. However, our existing capital resources, the net proceeds from the offering, and our other anticipated sources of capital may not provide adequate funds to satisfy our capital requirements. Our future capital requirements will depend on many factors, including the following:

• the timing and amount of Replagal product sales, as well as the cash collections on receivables;

• continued progress in our research and development programs, particularly with respect to iduronate-2-sulfate, or I2S, and Gene-Activated glucocerebrosidase, or GA-GCB;

• our ability to commence the manufacturing of Dynepo on a timely and cost-effective basis and the timing and commercial success of the launch of Dynepo in the European Union;

• the scope and results of our clinical trials;

• the timing of, and the costs involved in, obtaining regulatory approvals;

• the cost of expansion of our internal manufacturing facilities;

• the inherent variability of product yields in biological manufacturing activities;

• fluctuations in foreign exchange rates for sales denominated in currencies other than the United States dollar;

• the quality and timeliness of the performance of third party suppliers;

• the cost of commercialization activities, including product marketing, sales and distribution;

• the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation;

• the outcome of pending purported class action and other related, or potentially related, actions and the litigation costs with respect to such actions;

• the timing and cost of our purchase of the minority interest in TKT Europe;

• the outcome of the SEC investigation referred to below; and

• our ability to establish and maintain collaborative arrangements.

Because we expect to incur substantial operating losses in the future, we may need to seek additional funding for our operations. We may do so through collaborative arrangements and public or private debt or equity financings. Additional financing may not be available to us on acceptable terms, if at all. If we do not obtain additional financing, our financial condition may be adversely affected.

If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result. If we raise additional funds by issuing debt securities, our total indebtedness will increase and we may subject ourselves to covenants that limit or restrict our ability to take specified actions, such as incurring additional debt or making capital expenditures. In addition, the terms of the financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs or some of our commercialization activities. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our technologies, product candidates, or products which we would otherwise pursue on our own.

We have significant indebtedness and we may incur additional indebtedness in the future. Our current indebtedness and any future indebtedness we incur exposes us to risks that could adversely affect our business, operating results and financial condition.

We incurred $90 million of indebtedness when we sold the notes. We may also incur additional long-term indebtedness or obtain working capital lines of credit to meet future financing needs. This indebtedness could have significant negative consequences for our business, operating results and financial condition, including:

• increasing our vulnerability to adverse economic and industry conditions;

• limiting our ability to obtain additional financing;

• requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

• limiting our flexibility in planning for, or reacting to, changes in our business; and

• placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

If we experience a decline in revenues, we could have difficulty making required payments on the notes and any indebtedness which we may incur in the future. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the notes or any indebtedness which we may incur in the future, we would be in default, which would permit the holders of the notes and any such indebtedness to accelerate the maturity of the notes and any such indebtedness and could cause defaults under the notes or any such indebtedness we may incur in the future. Any default under the notes or any indebtedness which we may incur in the future could have a material adverse effect on our business, operating results and financial condition.

Our stock price has been and may in the future be volatile. This volatility may make it difficult for you to sell common stock when you want or at attractive prices.

Our common stock has been and in the future may be subject to substantial price volatility. The value of your investment could decline due to the effect of any of the following factors upon the market price of our common stock:

• announcements of technological innovations or new commercial products by our competitors;

• disclosure of results of clinical testing or regulatory proceedings by us or our competitors;

• results of litigation;

• the timing, amount and receipt of revenue from sales of our products and margins on sales of our products;

• the timing of our expected purchase of, and the purchase price for, the holdings of the minority stockholders in TKT Europe;

• governmental regulation and approvals;

• developments in patent or other proprietary rights;

• public concerns as to the safety of products developed by us or the fields of study in which we work; and

• general market conditions.

In addition, the stock market has experienced significant price and volume fluctuations, and the market prices of biotechnology companies have been highly volatile. Moreover, broad market and industry fluctuations that are not within our control may adversely affect the trading price of our common stock. During the period from January 1, 2002 to March 31, 2004, the closing sale price of our common stock on the Nasdaq National Market ranged from a low of $3.74 per share to a high of $46.50 per share. You must be willing to bear the risk of fluctuations in the price of our common stock and the risk that the value of your investment in our securities could decline.

Our corporate governance structure, including provisions in our certificate of incorporation and by-laws, our stockholder rights plan and Delaware law, may prevent a change in control or management that securityholders may consider desirable.

Section 203 of the Delaware General Corporation Law and our certificate of incorporation, by-laws and stockholder rights plan contain provisions that might enable our management to resist a takeover of our company or discourage a third party from attempting to take over our company. These provisions include the inability of stockholders to act by written consent or to call special meetings, and the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that securityholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock or our other securities.

Development, clinical and regulatory risks

If our clinical trials are not successful, we may not be able to develop and commercialize our products, including I2S.

In order to obtain regulatory approvals for the commercial sale of our potential products, we and our collaborators will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our products. However, we may not be able to commence or complete these clinical trials in any specified time period, or at all, either because the U.S. Food and Drug Administration, or FDA, or other regulatory agencies object, because we are unable to attract or retain clinical trial participants, or for other reasons. Even if we complete a clinical trial of one of our potential products, the data collected from the clinical trial may not indicate that our product is safe or effective to the extent required by the FDA, the European Commission, or other regulatory agencies to approve the potential product.

For example, in November 2002, the FDA indicated to us that the data for Replagal that we submitted in connection with our biologics license application, or BLA, was not adequate for approval, and in January 2003, the FDA’s Endocrinologic & Metabolic Drugs Advisory Committee concluded that our clinical data did not provide substantial evidence of efficacy. In January 2004, we withdrew our BLA for Replagal.

The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced-stage clinical trials. Furthermore, we, one of our collaborators, or a regulatory agency with jurisdiction over the trials may suspend clinical trials at any time if the patients participating in such trials are being exposed to unacceptable health risks, or for other reasons.

The timing of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, the existence of competitive clinical trials, and the availability of alternative treatments. Delays in planned patient enrollment may result in increased costs and prolonged clinical development. In addition, patients may withdraw from a clinical trial for a variety of reasons. If we fail to accrue and maintain the number of patients into one of our clinical trials for which the clinical trial was designed, the statistical power of that clinical trial may be reduced which would make it harder to demonstrate that the products being tested in such clinical trial are safe and effective.

Regulatory authorities, clinical investigators, institutional review boards, data safety monitoring boards and the hospitals at which our clinical trials are conducted all have the power to stop our clinical trials prior to completion. If our studies are not completed, we would be unable to show the safety and efficacy required to obtain marketing authorization for our products.

We may not be able to obtain marketing approvals for our products, which would materially impair our ability to generate revenue.

We are not able to market any of our products in the United States, Europe or in any other jurisdiction without marketing approval from the FDA, the European Commission, or any equivalent foreign regulatory agency. The regulatory process to obtain marketing approval for a new drug or biologic takes many years and requires the expenditure of substantial resources. This process can vary substantially based on the type, complexity, novelty and indication of the product candidate involved.

In August 2001, the European Commission granted marketing authorization of Replagal in the European Union, approximately one year after we submitted our marketing authorization application, or MAA, to the European Agency for the Evaluation of Medicinal Products, or EMEA, and approximately five years after we filed our investigational new drug application, or IND, with the FDA. The FDA never approved Replagal in the United States and, in January 2004, we withdrew our BLA for Replagal. We are continuing to seek marketing approval for Replagal in a number of other countries in the world. However, we may not obtain approvals in one or more of these countries.

We are currently conducting a pivotal clinical trial of I2S in 96 patients with Hunter syndrome at nine sites around the world. If the results are positive, we expect to submit applications for marketing approval in the United States and in the European Union in the second half of 2005. However, even if we submit such applications, the FDA, the European Commission and other regulatory agencies to which we submit applications may not agree that our product is safe and effective and may not approve our product.

Although the European Commission has granted marketing approval of Dynepo in the European Union, Dynepo has not been approved in the United States. In 2000, Aventis Pharmaceuticals Inc. submitted a BLA to the FDA seeking marketing authorization for Dynepo in the United States. The FDA did not accept the BLA for filing, and requested that Aventis provide additional manufacturing data. Aventis has not yet submitted the requested additional data to the FDA, and we cannot predict whether or when Aventis will do so.

There can be no assurance as to whether or when any of our applications for marketing authorization relating to any of our products, including Replagal, I2S, and Dynepo, or additional applications for marketing authorization that we may make in the future as to these or other products, will be approved by the relevant regulatory authorities. Among other things, we have had only limited experience in preparing applications and obtaining regulatory approvals. If approval is granted, it may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor safety or efficacy of the product. For example, there are conditions associated with our European Union approval of Replagal, including an obligation to conduct additional clinical trials and an obligation to submit an annual assessment of Replagal for review by the Committee for Proprietary Medicinal Products, or CPMP. If we do not complete these clinical trials on a timely basis or the results of these trials are not satisfactory to the CPMP, the European Commission may withdraw or suspend our Replagal approval. If approval of an application to market a product is not granted on a timely basis or at all, or we are unable to maintain our approval, our business may be materially harmed.

We may not be able to obtain orphan drug exclusivity for our products for the treatment of rare genetic diseases. If our competitors are able to obtain orphan drug exclusivity for their products, we may not be able to have our competitive products approved by the applicable regulatory authority for a significant period of time.

Some jurisdictions, including the European Union and the United States, may designate drugs for relatively small patient populations as “orphan drugs.” Orphan drug designation must be requested before submitting an application for marketing authorization. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity and, in the United States, certain tax credits. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that another application to market the same drug for the same indication may not be approved for a period of up to 10 years in the European Union, and for a period of seven years in the United States, except in limited circumstances set forth in the U.S. Food, Drug and Cosmetic Act and its implementing regulations, which we refer to as the FDA law. Obtaining orphan drug designations and orphan drug exclusivity for our products for the treatment of rare genetic diseases may be critical to the success of these products. Our competitors may obtain orphan drug exclusivity for products competitive with our products before we do as Genzyme Corporation did with its Fabrazyme product in the United States, as discussed below. Even if we obtain orphan drug exclusivity for any of our potential products, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product.

In August 2001, the European Commission granted marketing authorization of Replagal in the European Union. The European Commission also granted marketing authorization of Genzyme Corporation’s Fabrazyme product in the European Union in August 2001. In connection with these approvals, the European Commission granted Replagal and Fabrazyme co-exclusive orphan drug status in the European Union for up to 10 years.

In April 2003, Genzyme received marketing authorization in the United States for Fabrazyme. Because Fabrazyme had received orphan drug designation in the United States, upon its marketing approval, Fabrazyme received orphan drug exclusivity. Because Fabrazyme received marketing approval in the United States before Replagal and received orphan drug exclusivity, the FDA may not approve Replagal and Replagal will be excluded from the United States market for seven years, until April 2010, unless we receive approval to market and sell Replagal in the United States and we can demonstrate that Replagal satisfies the limited criteria for exceptions set forth in the FDA law. In January 2004, we withdrew our BLA for Replagal. We will not be able to market Replagal in the United States unless we resubmit, and obtain the FDA’s approval of, our BLA for Replagal.

In November 2001, our I2S product for the treatment of Hunter syndrome was designated an orphan drug in the United States and in the European Union. If our I2S product is the first such product to receive marketing approval for Hunter syndrome, then our I2S product will be entitled to orphan drug exclusivity and no other application to market the same drug for the same indication may be approved, except in limited circumstances, for a period of up to 10 years in the European Union and for a period of seven years in the United States. If we are not able to maintain this orphan drug exclusivity, our business may be adversely affected.

If we fail to comply with the extensive regulatory requirements to which we and our products are subject, our products could be subject to restrictions or withdrawal from the market and we could be subject to penalties.

The testing, manufacturing, labeling, advertising, promotion, export, and marketing, among other things, of our products, both before and after approval, are subject to extensive regulation by governmental authorities in the United States, Europe and elsewhere throughout the world. Failure to comply with the law administered by the FDA, the EMEA, or other governmental authorities could result in any of the following:

• delay in approving or refusal to approve a product;

• product recall or seizure;

• interruption of production;

• operating restrictions;

• warning letters;

• injunctions;

• criminal prosecutions; and

• unanticipated expenditures.

For example, the European Commission approved Replagal under “exceptional circumstances.” Approval under exceptional circumstances means that the European Commission accepted less-than-complete clinical data because it determined that it would be impractical or unethical for the drug sponsor to carry out full-scale pivotal clinical trials. The European Commission imposes specific obligations on the drug sponsor when granting such approvals. These obligations form part of the formal marketing authorization issued by the European Commission and are reviewed by the CPMP at the intervals specified, minimally on an annual basis. The annual review includes a reassessment of the overall benefit/risk ratio of the product. If the drug sponsor does not fulfill the specific obligations imposed in connection with approval, the European Commission may vary, suspend or withdraw the marketing authorization for the product. The European Commission required us as part of its post-approval requirements for Replagal to conduct additional clinical trials of Replagal. If we do not complete these clinical trials on a timely basis, the results of these studies are not satisfactory to the CPMP or we otherwise fail to comply with the conditions imposed on us pursuant to the approval under exceptional circumstances, the European Commission could withdraw or suspend its approval of Replagal. Because Replagal is currently our only commercial product, the withdrawal or suspension of the European Commission’s approval of Replagal could materially adversely affect our business, results of operations and financial condition.

We are required to maintain pharmacovigilance systems for collecting and reporting information concerning suspected adverse reactions to our products. In response to pharmacovigilance reports, regulatory authorities may initiate proceedings to revise the prescribing information for our products or to suspend or revoke our marketing authorizations. Procedural safeguards are often limited, and marketing authorizations can be suspended with little or no advance notice.

Both before and after approval of a product, quality control and manufacturing procedures must conform to current good manufacturing practice regulations, or GMP. Regulatory authorities, including the EMEA and the FDA, periodically inspect manufacturing facilities to assess compliance with GMP. Accordingly, we and our contract manufacturers will need to continue to expend time, monies, and effort in the area of production and quality control to maintain GMP compliance.

In addition to regulations adopted by the EMEA, the FDA, and other foreign regulatory authorities, we are also subject to regulation under the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other federal, state, and local regulations.

If we fail to obtain marketing authorizations in a timely manner, our costs associated with clinical trials will increase.

After completion of a clinical trial designed to show safety or effectiveness, we often enroll patients taking our products in maintenance clinical trials in which these patients continue to receive treatment with our products pending approval for marketing authorization in the relevant jurisdiction. We receive no payments for such treatment. The costs associated with maintaining open-ended maintenance clinical trials can be significant. If we fail to obtain marketing authorizations in a timely manner for the product being tested in such trials, our costs associated with these maintenance clinical trials will increase and we may continue to supply the product for use in clinical trials without remuneration to us.

Our research and development efforts may not result in products appropriate for testing in human clinical trials.

We expend significant resources on research and development and preclinical studies of product candidates. However, these efforts may not result in the development of products appropriate for testing in human clinical trials. For example, our research may result in product candidates that are not expected to be effective in treating diseases or may reveal safety concerns with respect to product candidates. We may postpone or terminate research and development of a product candidate or a program at any time for any reason such as the safety or effectiveness of the potential product, allocation of resources or unavailability of qualified research and development personnel.

Adverse events in the field of gene therapy may impair our ability to enter into collaborative arrangements for our gene therapy programs.

In connection with our restructuring in the first quarter of 2003, we terminated internal development of our gene therapy programs and now are seeking collaborators with which to continue to develop these programs. Adverse events in the field of gene therapy, although not occurring in our clinical trials, may impair our ability to generate value from our gene therapy programs or to enter into collaborations for our programs. In particular, in November 1999, a patient with a rare metabolic disorder died in a gene therapy trial conducted at the University of Pennsylvania. In addition, in October 2002, a French boy developed a leukemia-like disease nearly three years after participating in a gene therapy study as a baby. As a result of these and other events, a number of gene therapy clinical trials have been terminated or suspended in the United States and in other countries, and regulatory authorities have grown increasingly concerned about the safety of gene therapy.

Litigation and intellectual property risks

We are a party to litigation with Kirin-Amgen, Inc. and Amgen Inc. involving Dynepo which could preclude us from manufacturing or selling Dynepo in the United Kingdom and the United States.

In July 1999, we commenced legal proceedings with Aventis in the United Kingdom against Kirin-Amgen, which sought a declaration that a U.K. patent held by Kirin-Amgen will not be infringed by our activities relating to Dynepo and that certain claims of Kirin-Amgen’s U.K. patent are invalid. In April 2001, the High Court of Justice in the United Kingdom ruled that Dynepo infringed one of four claims of the patent asserted by Kirin-Amgen. In July 2002, the Court of Appeals in the United Kingdom reversed the High Court of Justice and ruled that Dynepo did not infringe Kirin-Amgen’s patent. Kirin-Amgen petitioned the House of Lords to hear an appeal from the decision of the Court of Appeals. The House of Lords agreed to hear this appeal during the summer of 2004. Although Kirin-Amgen’s U.K. patent expires in December 2004, if Kirin-Amgen’s appeal to the House of Lords is successful, Kirin-Amgen will have the right to seek a post-expiry injunction against Aventis and us to preclude us from manufacturing or selling Dynepo in the United Kingdom for a period of time after the U.K. patent expires equal to the period during which Kirin-Amgen alleges that we and Aventis infringed the U.K. patent.

In addition, in April 1997, Amgen commenced a patent infringement action against us and Aventis in the United States District Court of Massachusetts. In January 2001, the United States District Court of Massachusetts concluded that Dynepo infringed eight of the 18 claims of five patents that Amgen had asserted. Amgen did not seek and was not awarded monetary damages.

In January 2003, the United States Court of Appeals for the Federal Circuit issued a decision affirming in part and reversing in part the decision of the United States District Court of Massachusetts and remanded the action to the United States District Court of Massachusetts for further proceedings. In particular, the United States Court of Appeals for the Federal Circuit:

• upheld the United States District Court of Massachusetts’ determination of invalidity of one of Amgen’s patents;

• upheld the United States District Court of Massachusetts’ determination that some claims of two other Amgen patents were infringed, but vacated the United States District Court of Massachusetts’ determination that those patents were not invalid; and

• vacated the United States District Court of Massachusetts’ determination that Dynepo infringed some claims of the two remaining Amgen patents, and vacated the United States District Court of Massachusetts’ determination that one of these patents was not invalid.

As part of the United States Court of Appeals for the Federal Circuit’s ruling, it remanded the case to the United States District Court of Massachusetts and instructed it to reconsider the validity of Amgen’s patents in light of potentially invalidating prior art. The United States District Court of Massachusetts has concluded the remand proceedings and heard oral argument on some of these issues in July 2003. We expect that the United States District Court of Massachusetts will enter a decision on the remanded issues at some point during the first half of 2004. The United States District Court of Massachusetts also recently issued a decision upholding its earlier findings that Amgen successfully rebutted the presumption of prosecution history estoppel with respect to certain of its patents, and therefore, that we and Aventis infringe such patents in light of recent Supreme Court precedents. On remand, we and Aventis presented affirmative defenses with respect to such patents. We, Amgen and Aventis all have the right to appeal the decision of the United States District Court of Massachusetts to the United States Court of Appeals for the Federal Circuit.

We can provide no assurance as to the outcome of either litigation. If we and Aventis are not successful in the Dynepo litigation, we and Aventis would be precluded from making, using and selling Dynepo in the United States and/or in the United Kingdom, as applicable. We are required to reimburse Aventis, which controls the U.S. litigation and is paying the U.S. litigation expenses, for 50% of the expenses incurred in connection with the U.S. litigation from and after March 26, 2004. Aventis is entitled to deduct up to 50% of any royalties that Aventis may otherwise owe us with respect to the sale of Dynepo until Aventis has recouped the full amount of our share of the U.S. litigation expenses. We have the right to control the U.K. litigation and any other litigation that might arise outside of the United States and are responsible for all litigation expenses incurred in connection with such litigation from and after March 26, 2004.

We are a party to a shareholder lawsuit and a derivative action regarding the adequacy of our public disclosure which could have a material adverse affect on our business, results of operations and financial condition.

In January and February 2003, various parties filed purported class action lawsuits against us and Richard Selden, our former Chief Executive Officer, in the United States District Court for the District of Massachusetts. The complaints generally allege securities fraud during the period from January 2001 through January 2003. Each of the complaints asserts claims under Section 10(b) of the Securities Exchange Act of 1934, Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act, and alleges that we and our officers made false and misleading statements and failed to disclose material information concerning the status and progress for obtaining United States marketing approval of our Replagal product to treat Fabry disease during that period.

In March 2003, various plaintiffs filed motions to consolidate, to appoint lead plaintiff, and to approve plaintiff’s selections of lead plaintiffs’ counsel. In April 2003, various plaintiffs filed a Joint Stipulation and Proposed Order of Lead Plaintiff Applicants to Consolidate Actions, To Appoint Lead Plaintiffs and to Approve Lead Plaintiffs’ Selection of Lead Counsel, Executive Committee and Liaison Counsel. In April 2003, the Court endorsed the Proposed Order, thereby consolidating the various matters under one matter: In re Transkaryotic Therapies, Inc., Securities Litigation, C.A. No. 03-10165-RWZ.

In July 2003, the plaintiffs filed a Consolidated and Amended Class Action Complaint, which we refer to as the Amended Complaint, against us; Dr. Selden; Daniel Geffken, our former Chief Financial Officer; Walter Gilbert, Jonathan S. Leff, Rodman W. Moorhead, III, and Wayne P. Yetter, members of our board of directors; William R. Miller and James E. Thomas, former members of our board of directors; and SG Cowen Securities Corporation, Deutsche Bank Securities Inc., Pacific Growth Equities, Inc. and Leerink Swann & Company, underwriters of our common stock in prior public offerings.

The Amended Complaint alleges securities fraud during the period from January 4, 2001 through January 10, 2003. The Amended Complaint alleges that the defendants made false and misleading statements and failed to disclose material information concerning the status and progress for obtaining United States marketing approval of Replagal during that period. The Amended Complaint asserts claims against each of the defendants under Section 11 of the Securities Act of 1933 and against Dr. Selden under Section 15 of the Securities Act; against SG Cowen Securities Corporation, Deutsche Bank Securities, Pacific Growth Equities, Inc., and Leerink Swann & Company under Section 12(a)(2) of the Securities Act; against Dr. Selden and us under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder; and against Dr. Selden under Section 20(a) of the Exchange Act. The plaintiffs seek equitable and monetary relief, an unspecified amount of damages, with interest, and attorney’s fees and costs.

In September 2003, we filed a motion to dismiss the Amended Complaint. A hearing of the motion occurred in December 2003. A class has not been certified, and the court has not made any decision on the motion.

In April 2003, South Shore Gastrointerology UA 6/6/1980 FBO Harold Jacob, and Nancy R. Jacob Ttee filed a Shareholder Derivative Complaint against Dr. Selden; against the following members of our board of directors: Jonathan S. Leff, Walter Gilbert, Wayne P. Yetter, Rodman W. Moorhead III; against the following former members of our board of directors: James E. Thomas, and William Miller; and against us as nominal defendant, in Middlesex Superior Court in the Commonwealth of Massachusetts, Civil Action No. 03-1669. On May 29, 2003, the parties moved to transfer venue to the Business Litigation Session in Suffolk Superior Court in the Commonwealth of Massachusetts. The parties’ motion was allowed, and in June 2003 the matter was accepted into the Business Litigation Session as Civil Action No. 03-02630-BLS.

The complaint alleges that the individual defendants breached fiduciary duties owed to us and our shareholders by disseminating materially false and misleading statements to the market and causing or allowing us to conduct our business in an unsafe, imprudent and unlawful manner. The complaint purports to assert derivative claims against the individual defendants for breach of fiduciary duty, and to assert a claim for contribution and indemnification on behalf of us for any liability we incur as a result of the individual defendants’ alleged misconduct. The complaint seeks declaratory, equitable and monetary relief, an unspecified amount of damages, with interest, and attorney’s fees and costs. In August 2003, the plaintiff filed its Verified Amended Derivative Complaint, which we refer to as the Amended Derivative Complaint. The Amended Derivative Complaint alleges that the individual defendants breached fiduciary duties owed to us and our stockholders by causing us to issue materially false and misleading statements to the public, by signing our Form 10-Ks for the years 2000 and 2001 and by signing a registration statement. The Amended Derivative Complaint also alleges that defendant Dr. Selden sold our stock while in possession of material non-public information. The plaintiffs seek declaratory, equitable and monetary relief, an unspecified amount of damages, with interest, and attorney’s fees and costs.

In September 2003, we served a motion to dismiss the Amended Derivative Complaint. A hearing of the motion was held in January 2004, and the court has not made any decision on the motion.

As of March 31, 2004, we had spent approximately $1.1 million related to these lawsuits. We expect that the costs related to these suits will be significant. We can provide no assurance as to the outcome of any of these suits. If we are not successful in defending these actions, our business, results of operations and financial condition could be materially adversely affected. In addition, even if we are successful, the defense of these actions may divert the attention of our management and other resources that would otherwise be engaged in running our business.

The SEC is investigating us regarding our public disclosures and filings, as well as transactions in our securities, which could have a material adverse effect on our business, results of operations and financial condition.

In May 2003, we received a copy of a formal order of investigation by the SEC. The order of investigation relates to our disclosures and public filings with regard to Replagal and the status of the FDA’s approval process for Replagal, as well as transactions in our securities. We are cooperating fully and will continue to cooperate fully with the SEC in the investigation. As of March 31, 2004, we had spent approximately $1.4 million related to this matter.

If this investigation results in a determination that we have failed to properly disclose information relating to Replagal and the status of the FDA’s approval process for Replagal or that there were improper transactions in our securities, we could be subject to substantial fines or penalties and other sanctions. An adverse determination could have a material adverse effect on our business, results of operations and financial condition. However, at this time, we cannot accurately predict the outcome of this proceeding. In addition, even if we are successful, this investigation may divert the attention of our management and other resources that would otherwise be engaged in running our business.

We may become involved in additional and expensive patent litigation or other proceedings, which could result in our incurring substantial costs and expenses or substantial liability for damages or require us to stop our development and commercialization efforts.

The biotechnology industry has been characterized by significant litigation, and other proceedings regarding patents, patent applications, and other intellectual property rights. We may become a party to additional patent litigation beyond the Amgen litigation described above and to other proceedings with respect to our products and technologies.

An adverse outcome in any patent litigation or other proceeding involving patents could subject us to significant liabilities to third parties and require us to cease using the technology or product that is at issue or to license the technology or product from third parties. We may not be able to obtain any required licenses on commercially acceptable terms, or at all.

The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. In addition, any such litigation or proceeding will divert management’s attention and resources. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to develop, manufacture, and market products, form collaborations, and compete in the marketplace.

If we are unable to obtain and maintain patent protection for our discoveries, the value of our technology and products may be adversely affected.

Our success will depend in large part on our ability to obtain and maintain patent protection for our processes and products in the United States and other countries. The patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. We may not be issued patents relating to our technology or products. Even if issued, patents may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against competitors with similar technology. Because some patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing or are maintained in secrecy until patents issue from those patent applications, third parties may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications. For this reason, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in these patent applications. As a result, third parties could assert claims against us concerning our gene activation or other technology.

Our overall patent strategy with respect to our gene activation technology and our protein products made using our gene activation technology is to attempt to obtain patent coverage for gene activation of the gene that encodes the product, the composition of matter of the product, the method of making the product, cells or cell lines capable of expressing the product, and the genetic constructs used to obtain the product. We have been unable to obtain patent claims in all categories with respect to all of our Gene-Activated protein products. Nonetheless, while our patent portfolio may afford us protection against competitors with similar technology and competitors which attempt to make products in human cell or cell lines, it may not afford us protection against all competitors, such as those who make the same products in mouse, rodent, bacterial or yeast cells.

The expiration dates for the patents and patent applications covering our principal products are as follows:

• Replagal—The principal issued patents and patents that may issue from pending patent applications covering Replagal expire or will expire in the United States in 2017 and in Europe at various dates from 2012 to 2017.

• I2S—The principal issued patents and patents that may issue from pending patent applications covering I2S expire or will expire in the United States at various dates from 2011 to 2016. There are no European patents or pending patent applications covering I2S.

• GA-GCB—The principal issued patents and patents that may issue from pending patent applications covering GA-GCB expire or will expire in the United States at various dates from 2014 to 2017 and in Europe in 2012.

• Dynepo—The principal issued patents and patents that may issue from pending patent applications covering Dynepo expire or will expire in the United States at various dates from 2011 to 2018 and in Europe in 2012.

Third parties may own or control patents or patent applications and require us to seek licenses, which would increase our development and commercialization costs, or prevent us from developing or marketing our products or technologies.

We may not hold proprietary rights to certain product patents, process patents, and use patents related to our products or their methods of manufacture. In some cases, these patents may be owned or controlled by third parties. Therefore, in some cases, in order to develop, manufacture, sell or import some of our existing and proposed products or processes, we may choose to seek, or be required to seek, licenses under third party patents or those patents that might issue from patent applications. In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our collaborators may not be able to develop, manufacture, sell, use or import the affected products or processes.

For example, we are aware of third party patents and patent applications that relate to gene activation. We believe that our gene activation technology does not infringe any third party patents that we believe to be valid. We use our gene activation technology to manufacture Replagal, Dynepo, GA-GCB and other products. If the use of our gene activation technology were found to infringe a valid third party patent, we could be precluded from manufacturing and selling such products and our business, results of operations and financial condition would be materially adversely affected.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products will be adversely affected.

We rely upon unpatented proprietary technology, processes, and know-how. We seek to protect this information in part by confidentiality agreements with our employees, consultants, and other third party contractors. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

If we fail to comply with our obligations under the agreements under which we license commercialization rights to products or technology from third parties, we could lose license rights.

We are a party to over 20 patent licenses under which we have acquired rights to proprietary technology of third parties, including licenses to patents related to I2S and Dynepo, and expect to enter into additional patent licenses in the future. These licenses impose various commercialization, sublicensing, royalty, insurance, and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license and we could lose our license to use the acquired rights. If these rights are lost, we may not be able to market products that were covered by the license.

Business risks

Our revenue from product sales is dependent on the commercial success of Replagal.

Replagal is our only commercial product. We expect that Replagal will account for all of our product sales until at least the fourth quarter of 2005. The commercial success of Replagal will depend on its acceptance by physicians, patients and other key decision-makers for the treatment of Fabry disease. The commercial success of Replagal will also depend in part upon Replagal receiving marketing approval in Japan and other countries. We have ceased our efforts to seek the approval of Replagal in the United States. If Replagal is not commercially successful, our business, results of operations and financial condition will be materially adversely affected.

Our revenue from sales of Replagal and our cash held by TKT Europe are subject to foreign currency fluctuations.

We have exposure to currency risk for Replagal sales in Europe. Country-by-country pricing of Replagal was initially established as the local currency equivalent of between approximately $165,000 and $175,000 per patient per year for an average patient weighing 70 kilograms. The price generally remains fixed in the local currencies and varies in United States dollars with exchange rate fluctuations. Since the approval of Replagal in August 2001, the United States dollar has weakened substantially versus most European currencies, including the Euro, which has resulted in increased revenues for us from sales of Replagal. If the United States dollar were to strengthen versus these currencies, this currency fluctuation would adversely impact our Replagal product sales. Foreign currency fluctuations favorably contributed $2.4 million to product sales for the three months ended March 31, 2004 as compared to first quarter of 2003 and $9.4 million to product sales for the year ended December 31, 2003 as compared to the same period of 2002.

We also have exposure to currency risk for cash and cash equivalents held by TKT Europe, which are primarily denominated in Swedish Krona, British Pound and Euro. Any change in the value of the U.S. dollar as compared to these foreign currencies may have an adverse effect on our liquidity. For example, a hypothetical 10 percent strengthening of the U.S. dollar relative to these foreign currencies would result in an approximate $6.8 million decrease in our cash and marketable securities held by TKT Europe as of March 31, 2004.

The continuity of our sales of Replagal in Europe may be affected by our expected purchase of the holdings of the minority stockholders of TKT Europe.

In April 2000, we established an 80%-owned subsidiary, TKT Europe, for the purpose of marketing, selling and distributing Replagal in Europe. Under the stockholders’ agreement for TKT Europe, we agreed that the holders of the remaining 20% interest in TKT Europe would, with specified exceptions, manage the day-to-day operations of TKT Europe. As a result, our ability to successfully market and sell Replagal in Europe has been dependent on the efforts of the minority stockholders of TKT Europe.

Under the stockholders’ agreement for TKT Europe, we are entitled to purchase the minority stockholders’ 20% ownership interest in TKT Europe beginning in September 2004 for a price determined in accordance with a formula. Should we not exercise that right, the minority stockholders of TKT Europe can require us to purchase the minority stockholders’ ownership interest sixty days thereafter. We currently expect that we will purchase the minority stockholders’ interest in TKT Europe for between $55 million and $65 million based on our current estimates for sales and expenses.

If we purchase the minority stockholders’ interest in TKT Europe or if the minority stockholders exercise their contractual right to require us to purchase their interest, our ability to successfully market and sell Replagal in Europe thereafter will depend in part on our ability to integrate the functions of TKT Europe into our infrastructure. In addition, if we cannot retain existing marketing and sales personnel of TKT Europe, it is likely that the current relationships that TKT Europe maintains with patients, physicians and other key decision-makers for the treatment of Fabry disease will be affected, which could adversely affect our business and results of operations in Europe, including our sales of Replagal, and could result in the loss of sales and market share for Replagal in Europe.

We face significant competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

The biotechnology industry is highly competitive and characterized by rapid and significant technological change. Our competitors include pharmaceutical companies, biotechnology firms, universities, and other research institutions. Many of these competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities on technologies and products similar to, or competitive with, ours.

We may be unable to develop technologies and products that are more clinically efficacious or cost-effective than products developed by our competitors. Even if we obtain marketing approval for our product candidates, many of our competitors have more extensive and established sales, marketing, and distribution capabilities than we do. Litigation with third parties, such as our litigation with Amgen, could delay our time to market or preclude us from reaching the market for certain products and enable our competitors to more quickly and effectively penetrate certain markets.

Therapeutics for the treatment of rare genetic diseases

We believe that the primary competition with respect to our products for the treatment of rare genetic diseases is from biotechnology and smaller pharmaceutical companies. Competitors include Actelion Ltd., BioMarin Pharmaceutical Inc., and Genzyme. The markets for some of the potential therapeutics for rare genetic diseases caused by protein deficiencies are quite small. As a result, if competitive products exist, we may not be able to successfully commercialize our products.

Our primary competition with respect to Replagal is Genzyme. Replagal and Fabrazyme were each granted marketing authorization in the European Union and were also granted co-exclusive orphan drug status in the European Union for up to 10 years. Fabrazyme has received marketing authorization and orphan drug exclusivity in the United States.

We believe that our primary competition with respect to our GA-GCB product for the treatment of Gaucher disease will be Genzyme’s product for the treatment of Gaucher disease, Cerezyme.

Gene-Activated versions of proteins that would compete with currently-marketed proteins

We have developed several Gene-Activated protein products that would compete with proteins that are currently being marketed by third parties. For instance, in the case of Dynepo, competing products are marketed by Amgen, Johnson & Johnson, F. Hoffmann-La Roche Ltd. (Boehringer Mannheim GmbH), Sankyo Company Ltd., Chugai Pharmaceutical Co., Ltd., and the pharmaceutical division of Kirin Brewery Co., Ltd. in Japan. Additional competitors to Dynepo may emerge following the expiration of Amgen’s European patents in December 2004.

Many of the products against which our Gene-Activated protein products, such as Dynepo and GA-GCB, would compete have well-known brand names, have been promoted extensively, and have achieved market acceptance by third party payors, hospitals, physicians, and patients. In addition, many of the companies that produce these protein products have patents covering techniques used to produce these products, which have often served as effective barriers to entry in the therapeutic proteins market. As with Amgen and its erythropoietin product, these companies may seek to block our entry into the market by asserting that our Gene-Activated protein products infringe their patents. Many of these companies are also seeking to develop and commercialize new or potentially improved versions of their proteins.

Gene therapy

Our gene therapy system will have to compete with other gene therapy systems, as well as with conventional methods of treating the disease and conditions targeted. Although no gene therapy product is currently marketed, a number of companies, including major biotechnology companies, pharmaceutical companies and development stage companies, are actively involved in this field.

The commercial success of our products will depend on the degree that the market is receptive to our products upon introduction.

The commercial success of any of our products for which we obtain marketing approval from the European Commission, the FDA, and other regulatory authorities will depend upon their acceptance by patients, the medical community and third party payors as clinically effective, safe and cost-effective. It may be difficult for us to achieve market acceptance of our products.

Other factors that we believe will materially affect market acceptance of our products include:

• the timing of the receipt of marketing approvals;

• the countries in which such approvals are obtained; and

• the safety, efficacy, convenience, and cost-effectiveness of the product as compared to competitive products.

If we cannot achieve market acceptance for our products, our business, results of operations and financial condition will be adversely affected.

We have limited manufacturing experience and may not be able to develop the experience and capabilities needed to manufacture our products in compliance with regulatory requirements. If we cannot develop this experience or capabilities, we may not be able to manufacture our products, the manufacture of our products may be subject to significant delays or we may incur significant costs.

The manufacture of proteins is complicated and technical. We have limited manufacturing experience. In order to continue to develop products, apply for regulatory approvals, and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. We have manufactured, and plan to continue in the future to manufacture, the bulk drug substance for Replagal, I2S and GA-GCB for preclinical testing, clinical trials, and commercial sale. We intend to engage third party contract manufacturers to manufacture Dynepo for us.

Any manufacturing of our products must comply with GMP as required by the countries in which we intend to sell our products. Before approving an application for marketing authorization for a product, the FDA, the European Commission, or any other equivalent foreign regulatory agency will inspect the facilities at which the product is manufactured. If we or our third party manufacturers do not comply with applicable GMP, such regulatory agency may refuse to approve our application for marketing authorization. Once the regulatory agency approves a product, we or our third party manufacturers must continue to comply with GMP. If we or our third party manufacturers fail to maintain compliance with GMP, adverse consequences can result, including suspension or withdrawal of an approved product from the market, operating restrictions, and the imposition of civil and criminal penalties.

We are developing new manufacturing processes to produce bulk drug substance for Replagal. In the European Union, we will need to obtain regulatory approval of an amendment to our MAA describing these processes for Replagal before we can sell Replagal manufactured using these processes. If we cannot obtain this regulatory approval, we will not be able to sell Replagal manufactured using these processes.

In some of our manufacturing processes, we use bovine-derived serum sourced from Canada and the United States. The discovery of cattle in both Canada and the United States with bovine spongiform encephalopathy, or mad cow disease, could cause the regulatory agencies in some countries to impose restrictions on our products, or prohibit us from using our products at all in such countries.

We are incurring significant costs to expand and renovate our manufacturing facility. Any delays in completing the expansion and renovation of our facility and bringing the facility into compliance with GMP could adversely affect our ability to supply the bulk drug substance needed to manufacture our products other than Dynepo.

We are investing substantial funds to expand the capacity of our manufacturing facility in Cambridge, Massachusetts and to configure the facility for the production at a commercial scale of additional products. In anticipation of this expansion and renovation, in the third quarter of 2003, we ceased all manufacturing operations at our manufacturing facility, including the manufacture of Replagal. We expect to complete this expansion and renovation in the first half of 2004 and recommence manufacturing operations in the second half of 2004. Following completion of this expansion and renovation, our manufacturing facility will have to comply with GMP before we can ship bulk drug substance made at our manufacturing facility for commercial sale and clinical trials. If we are unable to successfully complete this expansion and renovation in a timely manner or to bring the facility into compliance with GMP, our ability to supply our products for commercial sale and clinical use, including Replagal, I2S and GA-GCB, could be interrupted and our sales of Replagal and the timing of our I2S or GA-GCB clinical trials could be adversely affected.

We depend on third party contract manufacturers for various aspects of the manufacture of Replagal, I2S and GA-GCB, including the preparation and packaging of TKT-manufactured bulk drug substance into finished product, and plan to depend entirely on third party contract manufacturers for the manufacture of Dynepo. If these manufacturers fail to meet our requirements or applicable regulatory requirements, our product development and commercialization efforts may be materially harmed.

To the extent that we are a party to manufacturing arrangements with third parties, we are dependent upon these third parties to perform their obligations in a timely manner and in accordance with applicable government regulations. For instance, other than with respect to the manufacturing of the bulk drug substance for Replagal, I2S, and GA-GCB, we rely on contract manufacturing arrangements with third parties for all aspects of the manufacture of our products, including the preparation and packaging of TKT-manufactured bulk drug substance into finished product. Each of these manufacturing arrangements relates to only some aspects of the manufacturing process. In the event that any one of these manufacturers fails to or is unable to comply with its obligations under its manufacturing, agreement with us, and if the manufacturer’s failure materially delays the ultimate production of Replagal, I2S, or GA-GCB or adversely affects our inventory levels, our sales of Replagal or the timing of our I2S or GA-GCB clinical trials could be adversely affected.

Before we can market and sell Dynepo in the European Union, we will need to establish manufacturing capabilities for Dynepo outside of the United States. Specifically, we will need to enter into arrangements with contract manufacturers, work with the contract manufacturers to set up and validate manufacturing processes and obtain the approval from the European Commission of an amendment to the MAA for Dynepo reflecting the new manufacturing sites. If we cannot establish contract manufacturing arrangements on favorable terms or at all, successfully set up and validate manufacturing processes or obtain the approval of the European Commission, we will not be able to sell Dynepo in the European Union when planned, which could result in Dynepo being subject to additional competition and which would adversely affect our cash resources.

The value of the inventory under the control of our third party contract manufacturers far exceeds the amount of liability such third parties are willing to assume for their negligence. In the event that inventory in the possession of one of our third party manufacturers is damaged, we could face significant financial losses and we could also experience an interruption in supply which could have a significant adverse affect on our sales.

There are a limited number of third party manufacturers capable of manufacturing our protein products with a limited amount of production capacity. As a result, we may experience difficulty in obtaining adequate manufacturing capacity for our needs. If we are unable to obtain or maintain contract manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

If we fail to manage our inventory correctly, or our inventory is destroyed, damaged or expires, we could experience supply shortages and significant costs to build inventory or a significant build-up of high-cost products and raw materials, which could cause us to experience cash flow difficulties as well as financial losses.

Manufacture of proteins, including our products and potential products, is expensive and requires lengthy production cycle times. We build inventory of both bulk drug substance and of finished product in order to ensure the adequate supply to patients of our products and potential products, including Replagal and I2S. Accordingly, we have significant capital invested in inventory because of the high cost of manufacturing protein products, including Replagal and I2S. In the event that any of our facilities containing inventory are damaged, the inventory at the facility could be destroyed or damaged. We may not be able to produce or have produced replacement inventory on a timely basis or at all. We also have limited experience in managing our supply for Replagal and our other potential products. If we fail to keep an adequate inventory of our products, it is possible that patients could miss treatments, which could have an adverse effect on our ability to sell our products and on our clinical trials. Conversely, if we are unable to sell our high-cost inventory in a timely manner, or if our high-cost inventory were to be destroyed or expire, we could experience cash flow difficulties as well as financial losses.

Some of the raw materials used to manufacture our products are expensive and are available from a small number of suppliers. If we fail to keep an adequate inventory of our raw materials, it is possible that we would be unable to manufacture our products in a timely manner. Conversely, if we are unable to use our high-cost raw materials, or if our high-cost raw materials were to be destroyed or expire, we could experience cash flow difficulties as well as financial losses.

If we fail to obtain reimbursement, or an adequate level of reimbursement, by third party payors in a timely manner for our products, or if we are unable to collect payment in a timely manner, we may not have commercially viable markets for our products.

In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals and the level of reimbursement are subject to governmental control. In some countries, it can take an extended period of time to establish and obtain reimbursement, and reimbursement approval may be required at the individual patient level, which can lead to further delays. In addition, in some countries such as Italy, Spain and Belgium, it can take an extended period of time to collect payment even after reimbursement has been established.

In the United States and elsewhere, the availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products and services. For example, in Germany, the reimbursement authority unilaterally reduced the price that it would reimburse for pharmaceutical products, including Replagal, by six percent in 2003 and an additional 10 percent in 2004. Governmental and reimbursement authorities or third party payors in other countries may attempt to control costs by limiting access to pharmaceutical products such as Replagal and the other products we are developing or by narrowing the class of patients for which a pharmaceutical product such as Replagal or the other products we are developing may be prescribed. If we are not able to obtain pricing and reimbursement at satisfactory levels for our products that receive marketing approval, our revenues and results of operations will be adversely affected, possibly materially.

We expect that the prices for many of our products, when commercialized, including in particular our products for the treatment of rare genetic diseases, may be high compared to other pharmaceutical products. For example, we have established pricing and reimbursement for substantially all patients receiving Replagal in the European Union. Country-by-country pricing was initially established as the local currency equivalent of between approximately $165,000 and $175,000 per patient per year for an average patient weighing 70 kilograms. The price generally remains fixed in the local currencies and varies in United States dollars with exchange rate fluctuations. We may encounter particular difficulty in obtaining satisfactory pricing and reimbursement for products for which we seek a high price.

We also may experience pricing pressure with respect to Replagal and other products for which we may obtain marketing approval due to the trend toward managed health care, the increasing influence of health maintenance organizations and legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or is limited in scope or amount.

We have limited sales and marketing experience and capabilities and will need to develop this expertise or depend on third parties to successfully sell and market our products on our behalf to generate revenue.

Except for TKT Europe with respect to the marketing and selling of Replagal, we have limited sales and marketing experience and capabilities, and limited resources to devote to sales and marketing activities. In order to market our products, including Replagal and Dynepo, we will need to develop this experience and these capabilities or rely upon third parties to perform these functions. If we rely on third parties to sell, market, or distribute our products, our success will be dependent upon the efforts of these third parties in performing these functions. In many instances, we may have little or no control over the activities of these third parties in selling, marketing, and distributing our products. If we choose to conduct these activities directly, as we plan to do with respect to some of our potential products and with Replagal following our expected purchase of the minority stockholders’ interests in TKT Europe, we may not be able to recruit and maintain sales and marketing personnel, which would adversely affect our sales efforts in Europe.

Competition for technical, commercial and administrative personnel is intense in our industry and we may not be able to sustain our operations or grow if we are unable to attract and retain qualified personnel.

While we do not feel that any single individual is indispensable, our success is highly dependent on the retention of principal members of our technical, commercial, and administrative staff.

Our future growth will require hiring a significant number of qualified technical, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow.

We depend on our collaborators to develop, conduct clinical trials of, obtain regulatory approvals for, and manufacture, distribute, market and sell products on our behalf and their efforts may not be scientifically or commercially successful.

We are parties to collaborative agreements with third parties relating to certain of our principal products. We are relying on Genzyme to develop and commercialize I2S in Japan and certain other countries in Asia; on Aventis to develop, obtain regulatory approvals for, and manufacture, market, and sell Dynepo in the United States; and Sumitomo to develop and commercialize Replagal in Japan, Korea, China and Taiwan. We also use third party distributors to distribute Replagal in many areas of the world including Australia, Canada, Europe, and Israel. Our collaborators may not devote the resources necessary or may otherwise be unable or unwilling to complete development and commercialization of these potential products. Our existing collaborations are subject to termination without cause on short notice under specified circumstances. In some cases, we may not receive payments contemplated in the agreements with our collaborators if our collaborators fail to achieve certain regulatory and commercial milestones.

Our existing collaborations and any future collaborative arrangements with third parties may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

• reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues;

• under our collaboration agreements, we cannot conduct specified types of research and development and marketing and sales activities in the field that is the subject of the collaboration. These agreements have the effect of limiting the areas of research and development that we may pursue, either alone or in cooperation with third parties;

• our collaborators may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products;

• our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us or that could affect our collaborators’ commitment to the collaboration with us;

• our collaborators may not properly maintain or defend our intellectual property rights or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential liability;

• our collaborators may terminate their collaborations with us, as Aventis has done with respect to our GA-GCSF product, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business and financial communities; and

• our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborator’s commitment to us.

If third parties on whom we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business may suffer.

We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our products. We depend on independent clinical investigators, contract research organizations and other third party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. Although we rely heavily on these parties for successful execution of our clinical trials, we do not control many aspects of their activities. For example, the investigators are not our employees. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

A significant portion of our revenues are concentrated among a limited number of significant customers. The loss of a significant customer could lower our revenues and adversely affect our business, results of operations and financial condition.

We have three significant customers who accounted for 18%, 12% and 12%, respectively, of our product sales in 2003. The same customers accounted for 8%, 6% and 22% of our product sales in 2002. The loss of any significant customer may significantly lower our revenues and adversely affect our business, results of operations and financial conditions.

We may be exposed to product liability claims and may not be able to obtain adequate product liability insurance. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities and may be required to limit commercialization of our products.

Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing, and marketing of human therapeutic products. We maintain clinical trial liability insurance and product liability insurance in amounts that we believe to be reasonable. This insurance is subject to deductibles and coverage limitations. We may not be able to obtain additional insurance or maintain insurance on acceptable terms or at all. Moreover, any insurance that we do obtain may not provide adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our product commercialization efforts.

Item 7. Financial Statements and Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated April 28, 2004, between the Company and JP Morgan Securities Inc.

4.1	Form of Supplemental Indenture, to be dated May 4, 2004, between the Company and The Bank of New York, as Trustee.

4.2	Form of Senior Convertible Note (contained in Exhibit 4.1).

5.1	Opinion of Hale and Dorr LLP.

23.1	Consent of Hale and Dorr LLP (contained in Exhibit 5.1).

99.1	Press release issued by Transkaryotic Therapies, Inc. on April 28, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2004	TRANSKARYOTIC THERAPIES, INC.

	By:	/s/Gregory D. Perry

Gregory D. Perry
Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated April 28, 2004, between the Company and JP Morgan Securities Inc.

4.1	Form of Supplemental Indenture, to be dated May 4, 2004, between the Company and The Bank of New York, as Trustee.

4.2	Form of Senior Convertible Note (contained in Exhibit 4.1).

5.1	Opinion of Hale and Dorr LLP.

23.1	Consent of Hale and Dorr LLP (contained in Exhibit 5.1).

99.1	Press release issued by Transkaryotic Therapies, Inc. on April 28, 2004.